UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Weaver, Stephen D.
   One Gateway Center
   19th Floor
   Pittsburgh, PA  15222
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President - Finance and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
  Common Stock, $.01 par va|10/2/9|X   | |4,500             |A  |$15.75     |                   |      |                           |
lue                        |7     |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|10/3/9|X   | |5,000             |A  |$2.00      |                   |      |                           |
lue                        |7     |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|10/3/9|S   | |5,000             |D  |$34.25     |                   |      |                           |
lue                        |7     |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|10/17/|X   | |2,000             |A  |$2.00      |                   |      |                           |
lue                        |97    |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|10/17/|S   | |2,000             |D  |$36.00     |                   |      |                           |
lue                        |97    |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|10/27/|X   | |500               |A  |$2.00      |                   |      |                           |
lue                        |97    |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|10/27/|S   | |500               |D  |36.25      |4,520              |D     |                           |
lue                        |97    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
  Employee Stock Optio|$2.00   |10/3/|X   | |5,000      |D  |(1)  |9/23/|Common Stock|5,000  |       |            |   |            |
n                     |        |97   |    | |           |   |     |98   |            |       |       |            |   |            |
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  (Right to Buy)      |$2.00   |10/17|X   | |2,000      |D  |(1)  |9/23/|Common Stock|2,000  |       |            |D  |            |
                      |        |/97  |    | |           |   |     |98   |            |       |       |            |   |            |
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                      |$2.00   |10/27|X   | |500        |D  |(1)  |9/23/|Common Stock|500    |       |13,250      |   |            |
                      |        |/97  |    | |           |   |     |98   |            |       |       |            |   |            |
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  Employee Stock Optio|$15.75  |10/2/|X   | |4,500      |D  |(2)  |7/31/|Common Stock|4,500  |       |9,000       |D  |            |
n                     |        |97   |    | |           |   |     |06   |            |       |       |            |   |            |
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  (Right to Buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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  Employee Stock Optio|$22.375 |     |    | |           |   |(3)  |4/1/0|Common Stock|       |       |15,000      |D  |            |
n                     |        |     |    | |           |   |     |7    |            |       |       |            |   |            |
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  (Right to Buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1)  All options are fully vested and exerciable as of the date of this report.
(2) Remaining options vest and become exerciable as follows: 4,500 on July 31, 1998 and 4,500 on July 31, 1999.
(3) Options vest and become exercisable as follows: One third (5,000) on April 1, 1998; One third (5,000) on
       April 1, 1999; and One third (5,000) on April 1,
2000
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manual signature maintained by the Company
DATE
November 10, 1997